UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

AADI BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Aadi Bioscience, Inc. (Aadi Bioscience, Inc. Investor Call) December 20, 2024

Corporate Speakers:

•	Audrey Gross; Aadi Bioscience, Inc; Head of Corporate Communications

•	Dave Lennon; Aadi Bioscience, Inc; President and Chief Executive Officer

•	Scott Giacobello; Aadi Bioscience, Inc; Chief Financial Officer

Participants:

•	Tara Bancroft; TD Cowen; Analyst

•	Liang Cheng; Jefferies; Analyst

PRESENTATION

Operator: Good day and welcome to the Aadi update call. At this time, all participants are in a listen-only mode. After the speaker’s presentation, there will be a question-and-answer session.

Instructions will be given at that time. As a reminder, this call may be recorded. I would now like to turn the call over to Audrey Gross, Head of Corporate Communications for Aadi Bioscience.

Ms. Gross, please go ahead.

Audrey Gross: Thank you. Good morning and welcome to the Aadi Bioscience conference call. We will be presenting slides as part of a live webcast of this call.

Such slides will be posted on the investor news page of the Aadi Bioscience website at Aadibio.com following the conference call. A reminder that statements made on the call today will include forward-looking statements. Actual events or results could differ materially from those expressed or implied by any forward-looking statements as a result of various risks, uncertainties, and other factors, including those set forth in the risk factors section of our annual and quarterly filing with the Securities and Exchange Commission, which can be found at www.sec.gov or on our website at Aadibio.com.

In addition, any forward-looking statements made on the call represent our views only as of today, December 20, 2024, and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update or revise any forward-looking statements. On the call today is Dr. Dave Lennon, our President and CEO, and Scott Giacobello, our CFO.

Today we will provide an overview of the strategic updates announced yesterday before opening the call for questions. I’ll now turn the call over to Dave. Dave?

Dave Lennon: Great, thank you, Audrey. Good morning, everyone, and thank you for joining us today. We’re extremely excited about the proposed transactions we’ve laid out in our press release that you’ve probably seen, and I’m eager to dive into the details with you today.

So I’d like to start on slide five. I’ll remind you that Aadi’s long-term vision has always been to make bold choices in applying technology to efficiently deliver improved precision oncology therapies for people living with difficult-to-treat cancers. These transactions, while transformative for us as a company, are rooted in Aadi’s legacy as a precision oncology biotech.

The unique combination of these transactions will position us to further advance our mission for patients and create significant long-term value for shareholders. First, we have entered an agreement to sell FYARRO and the associated infrastructure to Kaken Pharmaceuticals for $100 million, allowing for the continued distribution and growth of FYARRO in PEComa and potentially beyond with an innovative R&D-focused pharmaceutical company and with Kaken’s stated desire to grow its commercial footprint in the U.S.

In our second transaction, we have entered an agreement to license three preclinical antibody drug conjugates, or ADCs, from WuXi Biologics, a leading global CRDMO that leverages an advanced linker-payload technology from Hangzhou DAC, an ADC platform leader founded over a dozen years ago.

Acquisition to the rights of these portfolio resets Aadi’s potential with three high-potential assets focused in precision oncology, but now in the exciting field of ADCs. In our third transaction, we’ve announced a PIPE Financing of $100 million, ensuring sufficient capital and allowing our ability to enter the clinic and deliver key clinical updates on all three of these assets. In total, between cash on hand that was reported at $63 million at the end of 2023, $100 million from the sale of FYARRO, and $100 million from the PIPE Financing, we believe Aadi starts with a capital position giving us cash runway into the latter half of 2028.

Now let’s take a closer look at each transaction. On slide six, as mentioned, Kaken Pharmaceutical and Aadi have entered into a stock purchase agreement in which Kaken will acquire FYARRO and its supporting infrastructure, including key employees supporting the product in the U.S. Per terms of the agreement, Kaken will pay Aadi $100 million in cash at closing.

This is a 4X multiple on FYARRO’s sales in the trailing four quarters. At closing, Kaken will also take ownership of the Aadi trademark, certain locations, and retain associated infrastructure, and they anticipate retaining the majority of employees who support the FYARRO business today. This transaction is expected to close in the first half of 2025, subject to Aadi stockholder approval and certain closing conditions.

Slide seven. As a reminder, FYARRO is the only FDA-approved treatment for adult patients with locally advanced unrespectable or metastatic malignant PEComa. We’ve seen consistent strong demand of FYARRO, including cumulative revenues of $25 million reported over the prior four quarters and cumulative sales of $58 million since launch.

Kaken is an R&D-driven pharmaceutical company based in Japan with a vision to contribute to longer, healthy life expectancy by developing and supplying innovative drugs in a speedy manner. They’re already actively building a sales infrastructure in the U.S. market, and this acquisition will position Aadi at the center of that. It greatly accelerates the building of a foundation to meet global medical needs for Kaken.

We’re enormously proud of the impact FYARRO has had for people with PEComa. Combining Kaken’s capabilities and commitment to innovation and the tremendously capable hands of our legacy Aadi team, we will continue to support the business. Physicians and patients will continue to have access to the medicine and benefit from this important treatment.

We anticipate only minimal disruptions in the business during this period. Turning to slide eight. At the core of Aadi’s news today is pipeline revitalization, and I’m really thrilled to announce the in-licensing of a thoughtfully selected portfolio from WuXi Biologics as we jump into this exciting and dynamic ADC space.

We were deliberate in identifying promising tumor targets that are broadly expressed across multiple cancer types and plan to focus our initial development efforts on high-potential indications where first-generation ADCs against these targets have already shown proof of concept in phase one clinical trials.

By leveraging the industry-leading MAD capabilities of WuXi Biologics and the advanced linker-payload platform technology from Hangzhou DAC, we believe our Next Wave ADC portfolio can overcome the limitations that hindered first-generation ADC therapies against these targets and deliver greater efficacy for patients. These assets originated through collaborative efforts of WuXi Biologics and Hangzhou DAC.

WuXi is an established CRDMO with demonstrated commitment and expertise in biopharma research, development, and manufacturing. With their subsidiary, WuXi XDC, they have a proven approach to bringing preclinical assets to clinical readiness quickly. WuXi experienced in working in development and commercialization partners, successfully completing five licensing deals since 2023.

With Hangzhou DAC, they are a platform company founded by immunogen scientists with extensive ADC experience back in 2011. They are experienced collaborators in the ADC discovery and development space, as exampled by their ongoing partnership with Johnson & Johnson. Per terms of the agreement, Aadi will pay aggregate up-front payments of $44 million for in-licensing these three ADC programs.

Additionally, Aadi is obligated to pay cumulative development milestone payments of $265 million, cumulative commercial milestone payments of $540 million, and single-digit royalties on any sales. I would note that these biopayments are cumulative across all three assets combined, giving us significant financial flexibility down the road for further collaborations on these assets should we find that necessary. Turning now to the PIPE Financing on slide nine.

As previously mentioned, to support the ADC portfolio development, Aadi entered into a security purchase agreement for a private investment in public equity, or PIPE Financing. This financing round is expected to result in gross proceeds of $100 million. The PIPE participation included top-tier biotechnology investors, and I’m so pleased that the syndicate was led by Ally Bridge Group, with significant participation from multiple new investors, including Orbimed, Invus, Kalehua Capital, and others.

Tae Han, co-founder of ProfoundBio, an ADC company recently acquired by Genmab, signed on as an individual investor, and he is joined by a number of our existing investors, including Avoro Capital, KBP Capital, and Acuta Capital Partners. This robust syndicate reflects investor enthusiasm for Aadi and our new ADC portfolio, and represents a great value-generating opportunity. In terms of the security purchase agreement, the company is selling common stock at a price of $2.40 per share, representing a premium of approximately 3.4% to yesterday’s closing price.

The PIPE Financing is expected to close in the first half of 2025, subject to stockholder vote and satisfaction of certain closing conditions. As a reminder, the net proceeds from the PIPE Financing, the proceeds from the sale of FYARRO, together with the company’s existing cash, cash equivalents, and marketable securities, is expected to fund operations into the back half of 2028, enabling anticipated key clinical data readouts for the ADC portfolio. In connection with the proposed transaction, Aadi plans to file with the SEC and mail, or otherwise provide its stockholders proxy statement regarding the proposed transaction.

Moving to slide 10. In transforming into an ADC company, we recognize the need to continue to bolster our ADC experience at the board level. That’s why I’m so pleased to introduce Baiteng Zhao, who has been appointed to Aadi’s board of directors.

Many of you will know Baiteng as the co-founder and chair and CEO of ProfoundBio, a clinical stage next-gen ADC developer founded in 2018. With his co-founder Tae Han, one of our PIPE investors, Baiteng built a robust ADC company from scratch in the U.S. and China, delivering a pipeline of multiple innovative ADC assets into clinical development, including Rina-S, promising fully receptor alpha ADC. ProfoundBio was acquired earlier this year by Genmab for $1.8 billion in May of 2024.

Prior to Profound, Baiteng worked at Seagen, which is now part of Pfizer, and was a leading scientist in the development of the company’s ADC drug candidates. With Baiteng and our existing board member Behzad Aghazadeh, Aadi’s board now boasts two former ADC company CEOs that, along with the rest of our exceptional board members, can provide the leadership necessary as we embark on this new direction in the exciting field of ADCs. On behalf of all of Aadi I am delighted to welcome Baiteng to our board.

Slide 11. As I said at the start of the call today, we’re thrilled with this in-licensing as it transforms the future of Aadi what we will now call, for now, Aadi 2.0. As you may remember, in August, we announced corporate updates that included the discontinuation of our exploration of nab-sirolimus for genetically defined cancers, following an interim analysis of the PRECISION1 trial and exploration of strategic options for the company.

It’s important to note, after becoming CEO in October of 2023, one of my key priorities has been to explore opportunities to expand our pipeline through in-licensing. So while the PRECISION1 trial outcome was certainly disappointing, for over a year now, we’ve been diligently investigating strategic opportunities to bring in new assets to bolster our pipeline. So we had a running head start into our exploration of the pipeline building options when our PRECISION1 trial path was no longer viable.

Looking at slide 12, as a result of these thorough and rigorous review of available oncology assets across geographies and modalities, we identified the three-asset portfolio developed in the Wuxi-Hangzhou collaboration. These assets aligned with our capabilities and met important criteria. One, they all previously established clinical validation from first-generation ADCs.

As a development-focused company, we prioritize removing the biological risk of targets in our pipeline. Two, we look for assets targeting high-potential indications, but with the clear ability to be differentiated and competitive. In selecting this portfolio, we are focusing on high-potential tumor targets with a limited competitive set of ADCs where we believe we can win.

And three, importantly, we prioritize the ability to be in the clinic quickly. We believe all three of these assets can be filed as INDs in the next 12 to 24 months. The three tumor targets we selected, PTK7, MUC16, and SEZ6, are widely expressed across various tumors.

And importantly, each are validated by first-generation ADCs that demonstrated promising efficacy in key indications, but were discontinued largely due to lack of safety — lack of safety or lack of therapeutic index. We have coupled high-affinity antibodies for each of these targets with the foundational linker-payload, CPT113. CPT113 platform is an advanced linker-payload architecture based on a novel TOPO1 payload, TOPO1 inhibitor payload, and highly stable linker design, which I’ll describe in more detail shortly.

Turning to slide 13, as you can see, our plan is to rapidly file INDs, starting with our PTK7-directed asset in the second half of 2025, followed closely by MUC16-directed asset by the end of 2025, and the SEZ6-directed asset in the middle of 2026. We can accomplish this rapid timeline because of the existing CARDMO services with WuXi and Hangzhou, which allows us to continue to work in parallel without missing any time in transition of ownership of these assets. Noted on this slide are each of our cancer indications, where these targets have precedent clinical data from prior ADCs.

But you will also note the significant expansion opportunity with this portfolio, as these assets’ target proteins are widely expressed across various tumors, where there are significant unmet need and the underlying significant market potential that exists for the entire portfolio is evident. Next on slide 14, each of the three assets utilizes Hangzhou DAC’s CPT113 ADC platform, which consists of a highly stable, yet cleavable linker that delivers a topoisomerase I inhibitor payload. From our diligence, we believe that the CPT113 platform’s linker stability and novel payload has the potential to be highly competitive among next-generation ADC platforms.

Hangzhou has selectively designed and synthesized an advanced linker and payload that can support stability, payload release, and improved PK characteristics for the associated ADCs. Though not part of the in-licensing today, it’s important to note that Hangzhou DAC has two internally developed programs utilizing the same platform, named DXC006 and DXC1002 that have had successful INDs and are currently in dose-escalating Phase I clinical trials in China. Looking to slide 15, as I noted, a critical feature of CPT113 platform is its stability.

First-generation ADCs were challenged by high free payload release and circulation. As you can see in this chart, many of the approved and marketed ADCs today, which already have delivered outstanding outcomes for patients, have about 1% to 20% free payload release into the circulation. This limits their therapeutic window, as high free payload can generate significant off-target side effects.

Next-generation pathways (technical difficulty) today are improving on this with significant lower ratios of free payload and circulation relative to the parent ADC. As you can see in this chart, based on reported pharmacokinetic results across different ADC programs, the CPT113 platform is on par with or better than many of these latest platform designs, demonstrating its highly competitive stability. Now let’s turn to the assets themselves, starting with PTK7 on slide 16.

Protein Tyrosine kinase 7, or PTK7, is an Oncofetal Pseudokinase that drives embryonic early development. Though it is downregulated in adult tissues, it is broadly upregulated and overexpressed in tumors, including significant moderate to high expression in the majority of tumors, as you can see on the right-hand side of this slide, which describes PTK7 expression across many different tumor types. There are no approved PTK7 ADCs, though it is becoming a popular target for research, given this broad and deep overexpression.

Pfizer’s first-generation ADC, Cofetuzumab Pelidotin, or Cofe-P for short, provided proof of concept for PTK7 as a tumor target with demonstrated efficacy in Phase I trials. Let’s take a closer look at the Cofe-P program results on slide 17. As you can see in this slide, responses to Cofe-P were seen across a range of tumor types tested in Phase I, including ovarian, lung, and breast cancers.

Response rates were particularly robust in moderate and high-expressing groups, with ORR up to 46%. This is an important finding, as PTK7 is an ADC target, which shows high proportion of marker-positive patients expressing moderate to high levels. Despite these encouraging signals, Cofe-P was limited by reduced dose intensity and narrow therapeutic window driven by toxicities consistent with its payload, MMAE, and its class effects.

Slide 18, PTK7-CPT113 is a differentiated Next Wave PTK7-directed ADC. It is poised to be among the first in the next wave ADCs with an alternate TOPO1 inhibitor payload to enter the clinic. With its optimized linker and TOPO payload switch, we are targeting to build on the initial overall response rate seen with first-generation ADC Cofe-P and deliver, therefore, superior potential outcomes for patients.

In fact, PTK7-CPT113 has already demonstrated superior tumor reduction versus Cofe-P in in vitro and in vivo preclinical models. At similar doses, PTK7 shows superior tumor reduction in a lung cancer model in the graph on the right. From a clinical development perspective, we plan to start our Phase I trial at the end of 2025 in non-small cell lung cancer and ovarian cancer, both clinically validated indications with high PTK7 expression, where we believe PTK7-CPT113 has the potential to deliver response rates that exceed precedent set for these cancers.

Because PTK7 is uprated across a broad spectrum of cancers following proof of concept in these initial tumor types, we have the opportunity to expand into novel indications where the potential for high impact, for example, GI and gynecological cancers, is really robust. Turning now to MUC16 on slide 19. Mucin 16, or MUC16, is a glycoprotein with low-level expression in normal bronchial, endometrial, ovarian, and coronal epithelial cells, and is often overexpressed and shed from tumors of female origin, including ovarian, cervical, and endometrial cancers.

Shed MUC16, known as the biomarker CA125, is often used in cancer screening and disease monitoring, especially in ovarian cancer. So MUC16 is widely utilized and clinically validated target for ovarian cancer, and that has been demonstrated as an ADC target by Genentech’s first-generation program, DMUC4064. As you see on slide 20, this program showed promising response rates in Phase I ovarian cancer trial, but was discontinued due to limited therapeutic index.

This was likely driven by two challenges. First, toxicity is consistent with MMAE class effects, like with COCP, but also circulating CA125, which may have hindered its effectiveness. This is also known as an antigen sink effect.

To give a background on this phenomenon, let’s look at slide 21. As depicted here, antigen sink occurs when the MUC16 overexpressed tumor target is cleaved from tumor cells and released into the circulation. An ADC that is targeted towards and binds to the shed portion of the MUC16 in circulation can be cleared from the patient rather than reaching the tumor.

As in the case with DMUC4064, ADC effectiveness can be dramatically hindered by this antigen sink. Moving to slide 22, to overcome the antigen sink issue in first-generation DMUC ADCs, we’ve designed an ADC that targets the membrane-bound, i.e., the non-shed portion of the MUC16 protein. This allows our mMUC16-CPT113 to bypass the antigen sink in circulation and get directly to the tumor.

Preclinical data shows membrane-bound, or mMUC16-CPT113, demonstrates superior tumor growth inhibition in vivo compared to DMUC4064 in a high-shedding model of ovarian cancer shown on the right. In vitro and in vivo data suggest that this Next Wave approach has potential for improved response rates in ovarian cancer and other gynecological cancers, building on the precedent clinical data. From a clinical development perspective, we plan to start our Phase I trial in ovarian cancer in 2026 with the potential to expand in additional cancers affecting women, where we can have a significant impact, for example, endometrial and cervical.

Turning now to slide 23. The third asset in our portfolio is directed to the Seizure Protein 6, or SEZ6, which is a transmembrane protein expressed on neuronal dendrites that is responsible for dendritic branching and synapse formation during development and adulthood. SEZ6 is a CNS-limited protein that’s often overexpressed in tumors of neuroendocrine origin, including small cell lung cancer and other neuroendocrine neoplasms, as well as some CNS tumors.

SCLC is an aggressive high-grade neuroendocrine carcinoma for which limited targeted therapy options exist and class competition is limited. Today, AbbVie is the only SEZ6 ADC in development. Now let’s look at slide 24.

And as you can see, in an ongoing Phase I trial, AbbVie’s Next Wave ADC, ABBV-706, demonstrated improved efficacy compared to its first-generation predecessor, reporting an ORR of 44% across small cell lung cancer and NET cohorts and 61% ORR in SCLC alone. While this is important progress, we believe there are opportunities to apply novel ADC engineering to provide a path to even greater gains for these patients against this target. As depicted in slide 25, we plan to investigate a biparatopic ADC approach.

Biparatopic antibodies, which bind two different epitopes of the same protein, allows for transbinding to enhance receptor clustering and internalization, a key driver of ADC effectiveness. Biparatopic antibodies can show superiority in target specificity, binding, and internalization. And as ADCs, we believe this can translate into greater efficacy and or safety gains for patients that they are used to treat.

Slide 26 describes our initial biparatopic SEZ6, or what we’re calling biSEZ6-CPT113. This is the only biparatopic ADC in development for small cell lung cancer and shows potential to outperform available treatment approaches and single epitope ADCs in development. We’ve seen this play out in preclinical models with SEZ6 or biSEZ6 antibodies showing superior binding and internalization compared to single epitope SEZ6 antibody counterparts, including the antibody used in ABBV-706.

We plan to explore this potential in our planned phase one trial in small cell lung cancer and neuroendocrine tumors where there is significant unmet need for new treatment options. To summarize on slide 27, we’re enormously excited about the potential we have to deliver the next phase of Aadi with this ADC portfolio. To reiterate, these three clinically validated broadly overexpressed tumor targets, leveraging an advanced ADC linker-payload architecture with the stability and key features necessary to outperform first-generation ADCs.

We have a significant opportunity across high potential indications, including lung and ovarian cancers, where these proteins are highly upregulated and overexpressed. We are moving quickly, targeting filing three U.S. INDs in the next 12 to 24 months, including PTK7-CPT113 in the second half of 2025 and mMUC16-CPT113 by the end of 2025. With an experienced team and collaborative partners, we are singularly focused on executing to ensure these goals are met.

Last and importantly, post-closing, we expect to be well-capitalized with cash-to-fund operations into late 2028, including anticipated key clinical data. In terms of next steps, we’ll be filing a proxy statement and then convening a shareholder meeting and distributing proxy materials. Subsequent to that, we expect to close these transactions in the first half of 2025.

Thank you for listening to our robust new program and the transactions that we’re undertaking today. With that, I’ll open the call for questions. Operator?

QUESTIONS AND ANSWERS

Operator: Thank you. (Operator Instructions). One moment for questions.

And our first question comes from Tara Bancroft with TD Cowen. Your line is open.

Tara Bancroft: Hi, good morning, and thanks for taking the questions from us. So these are interesting targets, as you explained it.

So, I’m curious if you could tell us more about what went into your decision to seek out ADCs as the best modality compared to a BiSpec or qosem. I know you mentioned some internalization, but just wonder if you could elaborate on that. And additionally, I know others like Regeneron is taking their MUC16 assets forward as a combination with cemiplimab.

So, I was curious if you could elaborate more on any preclinical data that you’ve seen so far that suggests you might see strong monotherapy activity versus the potential for a combination and what your plans for that would be. Thank you.

Dave Lennon: Sure. Thanks, Tara. Yes, we’re really excited about these targets and this platform overall.

And what went into that and why we selected ADCs as opposed to other areas was, as I mentioned, first, a desire to make sure that we were targeting areas where there was low biological risk. And as in acquiring a preclinical portfolio, we were confident that we could enter the clinic quickly with a high likelihood of generating positive clinical trial results. Second, we wanted to make sure we could move quickly with partners that had the established capabilities to be able to do that in partnership with that and where we would have the resources to apply to that.

And so, ADCs as a modality was an area we were experienced in. We had a number of management team members as well as board members who are prior ADC-experienced folks. And we quickly nucleated around this as a modality as well as these assets and targets as really having high potential.

In terms of the individual programs, happy to go through any and all competitive questions around this or how we think about it. I think the first point is on the MUC16 asset, there is a membrane-bound targeted MUC16 program from Regeneron. As you mentioned, this is a TCE-based program or T-cell engager program, and therefore sits on the immunology side of the equation for treating cancers.

We often know that immunological approaches require combination for their highest degree of effectiveness versus ADCs, which tend to be evaluated on their single agent activity from the outset. We believe from the preclinical data we have seen so far that these are highly potent molecules that are demonstrating efficacy in known preclinical model standards that show a high degree of potency that can translate into relatively high confidence levels that will see those effects in humans. So initially our programs will be built on with MUC16 on single agent efficacy as the benchmark to show that we have a superior way to deliver targeted TOPO1 inhibitor payloads.

But of course ultimately we do think that combination strategies will be important for any and all ADCs to maximize that combination, particularly between chemotherapy and targeted agents or chemotherapy and IO based approaches.

Tara Bancroft: Thank you so much.

Dave Lennon: Any follow-ups?

Tara Bancroft: No, thank you.

Dave Lennon: Okay, thanks. Operator, next question.

Operator: (Operator Instructions). Our next question comes from Liang Cheng with Jefferies. Your line is open.

Liang Cheng: Hello, good morning. This is Liang Cheng for Roger. Congratulations on the deal.

So from us, I wonder, so as these are all ADC assets here we’re looking, so wonder preclinically have you seen any evidence supporting the activity across expression levels?

Dave Lennon: Yes, so we’ve investigated preclinically. These have been investigated across expression levels and certainly there is activity for each of these molecules across expression levels. Traditionally, of course, as expression goes down you do lose efficacy with ADCs and we’ve seen that pretty consistently across programs.

So there is obviously a correlation between dose of the target and ADC efficacy, which is pretty consistent. But these are all molecules that are potent down to low expressing or low levels of expression of various targets and we think on a comparative basis both the antibodies show improved efficacy when compared to precedent antibodies or competitive antibodies in the field and the platform itself is showing as good or better performance than currently available payloads and platforms that exist in the field.

So, Liang, we really believe that we have both the combination of some of the best antibody approaches to each of these targets and a platform that can generate the type of stability and potency that we’d like to see as well as safety window that we’d like to see for an ADC program.

And so we really think we have the combination of the best of both worlds against this and that’ll allow us to target across a broad spectrum of different range of expression of each of these targets.

Liang Cheng: Got it. Thank you, Dave. Maybe another question on this CPT113 platform.

So, now this is a top-of-the-line payload with high stable linker design. So, maybe just help us to understand a little bit more about how you think about this technology platform versus other current ADC setups.

Dave Lennon: Yes, we think that Hangzhou is designed and taken advantage of several chemistry innovations to develop a platform that delivers high stability, a great release profile within the context of intracellular cleavage of the linker payload technology, and then the appropriate charge masking capabilities to allow for high hydrophobicity of the ADCs. Each of those steps, some of which are proprietary, of course, are really well thought out. And what we investigated was the ability of each of them to contribute to an overall ADC program that leads to a highly competitive design.

One of the points I’ll point out that we can reveal is the carbon bridge that exists between linkers and the linker-payload. This allows us to actually think about linker-payloads as pairs and add them on to our ADCs in a stable configuration that leads to high DAR control, as well as support stability and limited payload release because of the extra bond that exists between linkers, as well as to the attachment of the antibody. And so, it’s things and innovations like that which have allowed (inaudible) to build a really robust platform that we think can deliver competitively in the field.

Liang Cheng: Got it. Thanks, Dave. Come back again.

Dave Lennon: Thank you.

Operator: Thank you. This concludes our question-and-answer session. Thank you for your participation, and you may now disconnect.

Everyone, have a great day.

Additional Information About the Proposed Transactions for Investors and Stockholders

This communication relates to the proposed transactions described above (i.e., the proposed sale of the FYARRO business to Kaken and the proposed PIPE financing) and may be deemed to be solicitation material in respect of the proposed transactions. In connection with the proposed transactions described above, Aadi Bioscience, Inc. (“Aadi”) will file a Proxy Statement with the SEC. This communication is not a substitute for the Proxy Statement or any other documents that Aadi may file with the SEC or send to Aadi stockholders in connection with the proposed transactions. Before making any voting decision, investors and stockholders are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transactions as they become available because they will contain important information about the proposed transactions and related matters.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Aadi and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Aadi in connection with the proposed transactions. Information about Aadi’s directors and executive officers is set forth in Aadi’s definitive proxy statement filed with the SEC on April 26, 2024, and in subsequent filings made by Aadi with the SEC. Other information regarding the interests of such individuals, as well as information regarding Aadi’s directors and executive officers and other persons who may be deemed participants in the proposed transactions, will be set forth in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described in the preceding paragraph.